Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Praegitzer Industries, Inc. on Form S-3 of our report on the financial statements of Praegitzer Industries, Inc. dated August 16, 1996, appearing in the Annual Report on Form 10-K of Praegitzer Industries, Inc. for the year ended June 30, 1996 and our report on the financial statements of Trend Circuits, Inc. dated August 16, 1996, appearing in Form 8-K dated August 28, 1996 as amended on November 8, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Portland, Oregon
April 4, 1997